Exhibit 99.1

ORIC Pharmaceuticals Provides Corporate Update and Highlights Key Upcoming Milestones

ORIC-101 program on track for updates from both ongoing clinical trials in first half of 2022

Initial Phase 1b data from ORIC-533 in multiple myeloma, ORIC-114 in EGFR/HER2 cancers and ORIC-944 in prostate cancer expected in first half of 2023

Cash and investments of $280.8 million expected to fund operating plan into first half of 2024

SOUTH SAN FRANCISCO and SAN DIEGO, CA – Jan. 10, 2022 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today provided program updates and announced upcoming key milestones that are expected to substantially broaden and advance the company’s clinical pipeline.

“2021 was a transformational year for ORIC during which we presented initial data from both ongoing ORIC-101 combination trials, advanced our differentiated pipeline with three IND/CTA submissions, progressed two discovery pipeline programs into lead optimization, and further strengthened the balance sheet,” said Jacob M. Chacko, M.D., president and chief executive officer. “These efforts have significantly broadened our pipeline, with expected updates from our two ongoing trials of ORIC-101 in the first half of 2022 and initial Phase 1b clinical data from our other three product candidates in the first half of 2023, for a total of five clinical updates across four programs over the next 18 months.”

Program Updates and Milestones

ORIC-101: Glucocorticoid Receptor (GR) Antagonist

ORIC-101 is a potent and selective GR antagonist with two distinct mechanisms of action being evaluated in two Phase 1b trials in combination with: (1) Xtandi (enzalutamide) in metastatic prostate cancer and (2) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors. The company reported initial data from the Phase 1b study of ORIC-101 in combination with nab-paclitaxel in the second quarter of 2021 and initial data from the Phase 1b trial of ORIC-101 in combination with enzalutamide in the fourth quarter of 2021. The company expects to provide an update on both trials in the first half of 2022.

ORIC-533: CD73 Inhibitor

ORIC-533 is a highly potent, orally bioavailable CD73 inhibitor and has demonstrated more potent adenosine inhibition in preclinical studies compared to an antibody approach and other small molecule CD73 inhibitors. The FDA cleared the company’s Investigational New Drug Application (IND) for ORIC-533 in the third quarter of 2021. Based on strong mechanistic rationale and compelling preclinical single agent activity in bone marrow cells from patients with multiple myeloma, the company has initiated a Phase 1b trial as a single agent in multiple myeloma and expects to report initial data in the first half of 2023.

ORIC-114: EGFR/HER2 Inhibitor

ORIC-114 is a brain penetrant, orally bioavailable, irreversible inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations. ORIC-114 has demonstrated systemic tumor regressions and strong intracranial antitumor activity in various EGFR exon 20 insertion NSCLC and HER2-positive breast cancer models. ORIC-114 also compares favorably in head to head in vivo studies versus multiple approved and clinical stage EGFR exon 20 and HER2 inhibitors. The company filed a Clinical Trial Application (CTA) in the fourth quarter of 2021. The Phase 1b single agent study will enroll patients with advanced solid tumors with EGFR or HER2 exon 20 alterations or HER2 amplification and will allow patients with CNS metastases that are either treated or untreated but asymptomatic. The company expects to report initial Phase 1b data from this trial in the first half of 2023.

ORIC-944: PRC2 Inhibitor

ORIC-944, is a potent and selective allosteric inhibitor of polycomb repressive complex 2 (PRC2), that targets its regulatory embryonic ectoderm development (EED) subunit and has demonstrated single agent efficacy in multiple enzalutamide-resistant prostate cancer models in preclinical studies. The IND for ORIC-944 was filed and cleared by the FDA in the fourth quarter of 2021. The company plans to pursue a single agent clinical development plan in metastatic prostate cancer and expects to report initial Phase 1b data in the first half of 2023.

Discovery Pipeline

In addition to the four product candidates, the company is leveraging its resistance platform in pursuit of multiple discovery research programs that focus on its expertise in precision oncology and hormone-dependent cancers. These programs highlight the company’s medicinal chemistry and structure-based drug design proficiency to target drivers of resistance in solid tumors like prostate, breast, and lung cancer that relapse with innate, acquired or bypass mechanisms of resistance. The company recently advanced two of these programs into lead optimization.

Anticipated Program Milestones

ORIC anticipates the following upcoming milestones:

•	ORIC-101: Updates from two Phase 1b combination trials in 1H 2022

•	ORIC-533: Initial Phase 1b data in 1H 2023

•	ORIC-114: Initial Phase 1b data in 1H 2023

•	ORIC-944: Initial Phase 1b data in 1H 2023

•	New program and/or indication to be announced in 2022

Financial Guidance

As of December 31, 2021, cash, cash equivalents and investments totaled $280.8 million, which the company expects will be sufficient to fund its operating plan into the first half of 2024.

Presentation and Webcast

Jacob M. Chacko, M.D., president and chief executive officer, will present a corporate overview at the 40th Annual J.P. Morgan Healthcare Conference on Tuesday, January 11, 2022, at 3:00 p.m. ET. A live webcast will be available through the investor section of the company’s website at https://investors.oricpharma.com/. A replay of the webcast will be available for 30 days following the event.

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC-101 is currently in two separate Phase 1b trials of ORIC-101 in combination with (1) Xtandi (enzalutamide) in metastatic prostate cancer and (2) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors. ORIC’s other product candidates include (1) ORIC-533, an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens, being developed for multiple myeloma, (2) ORIC-114, a brain penetrant inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations, being developed across multiple genetically defined cancers, and (3) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer. Beyond these four product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com, and follow us on Twitter or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding ORIC’s development plans and timelines; the potential advantages of ORIC’s product candidates and programs; plans underlying ORIC’s clinical trials and development; the expected timing of reporting interim data from the ORIC-101 clinical trials and initial data from ORIC-533, ORIC-144 and ORIC-944 trials; plans underlying any of ORIC’s other programs; ORIC’s anticipated milestones; the period over which ORIC estimates its existing cash, cash equivalents and investments will be sufficient to fund its current operating plan; and statements by the company’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-101, ORIC-533, ORIC-114, ORIC-944 or any other product candidates to differ from preclinical, preliminary or expected results; negative impacts of the COVID-19 pandemic on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Mirati license agreement or the Voronoi license agreement; ORIC’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2021, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com